Exhibit 10.9

ON TRACK INNOVATIONS LTD.

EXECUTIVE COMPENSATION POLICY

1.	PREAMBLE

This Executive Compensation Policy (the "Policy") of On Track Innovations Ltd. (the "Company" or "OTI") is adopted in accordance with the requirements and limitations set forth in the Israeli Companies Law, 5759-1999 (the "Companies Law"). This Policy applies to all of OTI's Office Holders, as such term is defined in the Companies Law (hereinafter referred to as the "Executives").

The Policy refers to the terms of employment of Company's Executives and the termination terms thereof.

2.	PURPOSE

The purpose of this Policy is to set rules and guidelines with respect to OTI's compensation strategy for Executives designed to retain and attract highly qualified Executives by providing competitive compensation (within the Company's ability to fund compensation based on its financial resources), while creating appropriate incentives considering, inter alia, risk management factors arising from the business of the Company, the size of the Company (including without limitation, its sales volume and number of employees), the nature of its business and its then current cash flow situation, in order to promote OTI's long-term goals, work plan, policies and the interests of the shareholders of the Company.

This Policy is also designed to allow the Company to create a full compensation package for each of its Executives based on common principles, taking into account the experience of each of the Executives, as well as the characteristics of their position and their performance.

With respect to variable compensation components, the Policy is designed to allow the Company to consider each Executive's contribution in achieving the Company's short-term and long-term strategic goals and in maximizing its profits from long-term perspective and in accordance with the Executive's position.

By setting this Policy, the Company intends to increase the sense of solidarity of Executives with the Company and its activities, to increase the Executives' motivation to advance the long-term business of the Company and to make it more innovative, efficient and profitable; and to achieve higher levels of performance by Executives, while rewarding Executives for their efforts, and enabling the Company to retain and attract highly-skilled qualitative human capital within or to the Company.

3.	OVERVIEW OF EXECUTIVES’ COMPENSATION COMPONENTS

a)
Directors – Non-Employee Directors, including External Directors and Independent Directors (as defined in the Companies Law), shall receive from the Company an annual and participation based compensation in cash, reimbursement of expenses incurred by them in the performance of their duties, and may receive certain compensation in securities. Directors compensation (monetary or otherwise) shall be determined and approved by the Company’s Compensation Committee (the “Compensation Committee”), the Board of Directors (the “Board”) and by the General Meeting of Shareholders (the “General Meeting”) if required under applicable laws, and shall not exceed the maximum amounts set in accordance with the Companies Law and in the Companies Regulations (Rules on Compensation and Expenses of External Directors), 5760-2000 (the “Compensation Regulations”).

b)
Chief Executive Officer – The compensation of the Company’s and Company's subsidiaries' Chief Executive Officers (each, a “CEO”) shall include a base salary, reimbursement of expenses incurred by them in the performance of their duties, performance bonus, compensation in equity and other social benefits usually granted to CEO’s in the high-tech industry, which shall be described further in this Policy. Such compensation, including performance targets and the maximum variable components of the CEO, shall be approved by the requisite organs in accordance with the Companies Law.

c)
Executives (other than Non-Employee Directors and the CEO) – The compensation of Company's Executives (other than Non-Employee Directors and the CEO) shall include a base salary, reimbursement of expenses incurred by them in the performance of their duties, performance bonus, compensation in equity and other social benefits usually granted to Executives in the high-tech industry, which shall be further described in this Policy. Such compensation, including performance targets and the maximum variable components payable to each Executive, shall be presented and recommended by Company's management and approved by the requisite organs in accordance with the Companies Law.

4.	GENERAL CONSIDERATIONS

While setting the compensation of each of the Executives, the Compensation Committee and the Board shall consider and refer to the following criteria, in accordance with the Companies Law:

a)	The Executive's education, skills, expertise, professional experience and achievements;

b)	The Executive's position, responsibilities and his or her previous compensation arrangements;

c)	Executive's expected contributions to the future growth and profitability of the Company;

d)
The ratio between the Executive's employment terms and the salary of other Company employees and contractors, in particular the ratio between the average salary and the median salary of such employees and the effect of differences between such on work relations in the Company (for purposes of this section "contractors" and "salary"- as defined in the Companies Law);

e)
If the employment terms include variable components – the possibility of reducing such variable components at the discretion of the Board and the possibility of setting a limit to the realizable value of variable components of equity which are non-cash disposed;

f)	The Executive's compensation in view of comparable situated executives and based on comparable industry data (including data of peer companies )8;

g)
If the employment terms include a severance arrangement – the Executive's term of employment, the employment terms during the employment term, the Company's performance during such term, the Executive's contribution to achieve Company's goals and/or for maximizing profits, and the circumstances of the Executive retirement.

Without derogating from the foregoing general criteria, the Compensation Committee and the Board may consider additional benchmark information, as shall be required and available from time to time.

5.	FIXED COMPENSATION

5.1.	BASE SALARY

a)
Directors – Non-Employee Directors, including External Directors and Independent Directors, shall receive in cash annual and participation based compensation and reimbursement of expenses incurred by them in performance of their duties (where the Company may issue them credit or debit cards to cover such expenses), as shall be determined and approved by the Compensation Committee and the Board, taking into account the considerations and restrictions set in the Companies Law and the rules and limitations set forth in the Companies Regulations.

b)
Chief Executive Officer – The CEO shall receive a base salary and reimbursement of expenses incurred in performance of his/her duties (where the Company may issue them credit or debit cards to cover such expenses), as shall be determined and approved by the Board. The CEO’s base salary shall be designed to reward the CEO for the time and effort spent by him or her in the performance of his or her tasks and duties in the day-to-day management of the Company and shall be targeted to be competitive within the marketplace in which the Company competes. The base salary shall reflect the skills of the CEO such as education, expertise, professional experience and achievements, while taking into account his or her responsibilities and the requirements derived from the position. The CEO’s gross based annual salary shall not exceed NIS 2,160,000.

c)
Executives (other than Non-Employee Directors and the CEO) – The Executives shall receive a base salary and reimbursement of expenses incurred in performance of their duties (where the Company may issue them credit or debit cards to cover such expenses), as shall be determined and approved by the Board.  Executive's base salary shall be designed to reward the Executive for the time and effort spent by him or her in the performance of his or her tasks and his day-to-day duties and shall be targeted to be competitive within the marketplace in which the Company competes. The base salary shall reflect the skills of the Executive, such as education, expertise, professional experience and achievements, while taking into account his or her responsibilities and the requirements derived from his or her position. The Executive’s gross based annual salary shall not exceed NIS 2,160,000.

8  In order to set the fixed base salary and other compensation components range, compensations of similar job holders in relevant companies or reliable salary surveys will be reviewed on a case by case basis over time. Comparative studies will cover companies matching as many criteria as possible from the following list: (i) companies in the contactless cards business; (ii) publicly traded companies whose stock are traded on NASDAQ at a Market Cap/EBITDA/Revenue/Net Income/Free Cash Flow level similar to that of the Company; (iii) companies competing with the Company for managerial talent and for potential Executive in particular; companies with headcount similar to that of the Company.

Without derogating the foregoing, the Compensation Committee and the Board shall be entitled at their own discretion to increase from time to time on an annual basis the Executives gross salary, by up to 15% without requiring approval of the general meeting to the extent permitted under applicable law.

5.1.A	LUMP SUM SIGN UP BONUS

All Executives may be incentivized through lump sum sign up cash bonuses, designed to attract skilled and experienced executives in a competitive industry environment. The lump sum sign up bonus shall not exceed NIS 400,000.

5.2.	ADDITIONAL BENEFITS

Executives, excluding Non-Employee Directors, shall be entitled to any and all basic social benefits provided by the applicable Israeli Law, including, among others and without limitation, advance notice period for termination of employment, annual leave, sickness leave, pension and/or managers insurance, education fund, convalescence payments ("D'mei Avraha") and severance payments.

In addition to these benefits, the Executives may be entitled at Company’s account to other industry standards benefits and insurances, such as all or any of the following benefits:

a)
Some social, incidental benefits (such as: pension and long term savings, life insurance, severance pay, vacation and sick leave) and prior termination notice are mandatory according to different local legislation, where some are provided according to market conventions and enable the Company to compete in the relevant labor market (such as education funds and company car in Israel) and others are meant to complement the base salary and compensate the Executives for expenses caused in connection with their job requirements (such as: travel expenses or allowances). To comply with the foregoing, the Company adopts the following compensation terms:

i.
The Company will provide all Executives with pension, long term disability and life insurance according to local practices and legislation and shall make such payments, contributions and deductions as required under applicable law and as customary for companies such as the Company. In Israel, the Company will provide all Executives educational fund as well.

ii.	The Company will subsidize Company cars for Executives (and gross up taxes in connection therewith).

iii.	The Company will provide all Executives with mobile phones for their use and will bear all taxes related to the use of the phone according to local legislation.

iv.	The Company will cover any reasonable, direct costs associated with an Executive's permanent move to a location decided by Company.

v.	Each Executive will be entitled to annual vacation according to prevailing Company procedures and policies, taking into consideration any relevant prior tenure and local legislation.

vi.	Each Executive will be entitled to sick leave according to Company procedures and any relevant local legislation.

vii.	Each Executive will be entitled to any additional benefits and perquisites according to Company procedures and any relevant local legislation.

viii.
Executives may be entitled to an unconditional advance notice period prior to Company termination of employer/employee relations (where Company may waive the actual work of Executives during the advance notice period) according to the following table:

Position	Months
CEO, CFO	Up to 6 months
VPs and other Executives	Up to 4 months

ix.
Without derogating from the advance notice period above and in addition thereto, the Company with the approval of the Compensation Committee will be authorized to approve a termination pay of, including special consideration for confidentiality and non-competition undertakings upon termination of employment, up to the maximum levels set in the following table.

Position	Months
CEO	Up to 12 months
CFO	Up to 6 months
VPs and other Executives	Up to 4 months

The termination pay will be paid as soon as possible following the date of termination of employment and will be equivalent to the monthly base salary of the Executive multiplied by the number of months as specified in the chart above and as approved, without any additional components.

b)
All Executives, including Non-Employee Directors, shall be entitled to coverage by a D&O insurance policy and to receive from the Company an exemption and indemnification letter reflecting maximum indemnification and exemption in accordance with applicable law, as shall be approved from time to time in accordance with the Companies Law.

6.	VARIABLE COMPENSATION

6.1.	GENERAL

Executives, other than Non-Employee Directors, may be incentivized through cash bonuses, designed to reward the Executives for personal achievement, reflecting his or her contribution to achieve the Company's goals.

All Executives, including Non-Employee Directors, may be additionally incentivized by a long-term equity-based incentive through the Company’s Stock Option Plan(s), designed to create a proximate interests of maximizing shareholder value, as reflected in the increase in the value of Company’s shares, and provide the Executives with a stake in the Company's success, thus linking the Executives' long-term financial interests with the interests of the Company’s shareholders and shareholders’ value.

Such incentives will be made through an annual program that defines performance targets based on the role and scope of each Executive. Actual payments are driven by the business and individual performance and achievement vis-à-vis the performance targets set at the beginning of the year, with upside potential tied to achieving superior performance.

In determining the said annual performance targets for Executives and the cash bonus and long-term equity-based incentives payable to each Executive as aforementioned, consideration should be given to promote the Company's long-term goals and to ensure that a material portion of the variable components be determined based on measureable criteria. Additional portion of the variable components may be based on non-measureable criteria taking into account the Executives' contribution to the Company.

While determining the Executives performance targets, the Company may take into consideration diverse parameters such as, without limitation, financial results, sales results, efficiency metrics, internal and external customer satisfaction, shareholders value, execution of projects, attainment of milestones, etc.

6.2.	ANNUAL PERFORMANCE BONUS

6.2.1.
Payment of the annual performance bonus (the “Bonus”) to Executives, other than Non-Employee Directors, shall be tied to long-term corporate performance, rather than short-term stock market performance, with the goal of eliminating abuses resulting from a short-term focus.

6.2.2.	Such Bonus shall be made in accordance with each Executive's performance targets and based, among others, upon the following factors:

a)
The Company’s achievement of certain financial performance metrics, consisting of annual revenue targets, earnings before interest, taxes, depreciation and amortization  target and free cash flow target, each based on the Company’s annual budget (to be approved by the Board);

b)	Achievement of the Executive defined Management by Objectives (“MBOs”) which will be determined by the CEO; and

c)
Discretionary and based upon achievement of the Executive performance goals, which shall be determined by the CEO, taking into account tangible and intangible performance factors as it deems appropriate, including the Executive’s relative contribution to the Company.

6.2.3.	In defining the Bonus the Company shall consider the weigh and percentage of each of the factors for the calculation of the Bonus as prescribed in the following table.

Position	Financial Factors	Defined MBOs	Discretionary
CEO, CFO	50- 90%	0 to 20%	10 to 30%
VP of Sales	50-75%	up to 50%	up to 10%
Other Executives	40-70%	up to 40%	up to 25%

6.2.4.
Payment of the annual Bonus (if any) will be made within 30 days after the publication of the financial statements for the year for which the Bonus is paid, unless the Executive's employment is terminated prior to such date, in which case the Compensation Committee and the Board of Director shall make appropriate adjustments. Any such bonus may be paid in cash in a single lump sum or by equity compensation, or a combination of both.

6.2.5.	The Executives annual Bonus shall not exceed the following amounts:

a)	CEO - the aggregate amount equivalent to 12 gross base salaries of the CEO.

b)	Other Executives - the aggregate amount equivalent to 9 gross base salaries of the Executive.

6.3.	EQUITY BASED INCENTIVES

Equity-based compensation may be granted to Executives, subject to the Company Stock Option Plan, in accordance with an annual equity incentive plan, as may be in effect from time to time (collectively, the "Equity Incentive Plans"), in any form permitted under such plans, including stock options. Such Equity Incentive Plans will be designed to allow non-required shareholders dilution on the one hand, yet to provide a long-term retention tool and spreading the risk for gain, on the other hand.

All equity-based incentives granted to Executives shall be subject to vesting over a vesting period of between three to four (3-4) years in order to promote long-term retention of the awarded Executives, with full acceleration upon a change of control event. Unless otherwise determined in a specific stock options award agreement and unless accelerated upon a change of control event, options grants to Executives shall vest gradually over a period of three (3) years, vesting in portions of 1/3 of the total number of options each year, quarter or any other period as shall be determined by the Board. Unless otherwise determined in a specific stock options award agreement, the exercise price of the equity-based compensation, in case of stock options, shall be calculated according to the average closing price of the Company's Ordinary Shares on Nasdaq during the last 30 days prior to the date of grant.

The Equity-based compensation granted to an Executive in a given 12 month period shall not exceed at the date of the grant, the aggregate amount of sixty seven percent (67%)(two-thirds) of the cost of the Executive’s annual salary, including benefits, calculated by the Black & Scholes model as the 0.33 (third) (on a vesting period of 3 years) or 0.25 (forth) (on a vesting period of 4 years) of the grant, as the case may be, that is vested during the given year.

7.	RATIO BETWEEN FIXED COMPENSTION AND VARIABLE COMPENSATION

Unless otherwise determined in a specific Executive employment agreement (to be approved by the Board), the maximum value of the variable compensation components shall be up to 100% of each Executive's total compensation package on an annual basis.

8.	RECOUPMENT POLICY

The Company may seek reimbursement of all or a portion of any compensation paid to an Executive on the basis of financial data included in Company's financial statements in any fiscal year that are found to be inaccurate and are subsequently restated.

In any such event, Company will seek reimbursement from the Executives to the extent such Executives would not have been entitled to all or a portion of such compensation, based on the financial data included in the restated financial statements.

The Compensation Committee will be responsible for approving the amounts to be recouped and for setting terms for such recoupment from time to time.

9.	EXCHANGE RATES

Monetary amounts in this Policy are quoted in NIS, yet subject to the applicable currency exchange rates.

10.	REVIEW, RECOMMENDATION AND APPROVAL OF THE POLICY

This Policy was formulated by the Compensation Committee that approved it on October 21, 2013 and recommended the Board to approve it. On October 22, 2013 the Board approved this Policy and recommended the General Meeting to approve it. This Policy is submitted for approval by the General Meeting of the Company in the Annual Meeting that will be held on December 6, 2013.

The Compensation Committee shall review and evaluate this Policy from time to time, monitor its implementation, and recommend to the Board and the General Meeting to make any amendment or restatement to the Policy as it deems necessary from time to time.

Due to the Company's current transition business situation, the term of this Policy shall be 34 months as of the date of its adoption. Following such term (or before), this Policy will be examined by the Compensation Committee and will brought to the Board and General Meeting for approval.

Last Updated: October 22, 2013